UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 7, 2013

JPMorgan Chase & Co.
(Exact name of registrant as specified in its charter)

Delaware	1-5805	13-2624428
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer identification no.)

270 Park Avenue, New York, New York		10017
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 270-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) JPMorgan Chase & Co., a Delaware corporation (“JPMorgan Chase” or the “Firm”), has announced that James E. Staley, the Chairman of the Firm's Corporate & Investment Bank, will be leaving the Firm to join BlueMountain Capital Management as a Managing Partner and Member of its Management Committee.

Item 8.01 Other Events.

The Firm and a number of other financial institutions have entered into a settlement agreement with the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System providing for the termination of the Independent Foreclosure Review programs that had been required under the Consent Orders with such banking regulators relating to each bank's residential mortgage servicing, foreclosure and loss-mitigation activities.  Under this settlement, the Firm will make a cash payment of $753 million into a settlement fund for distribution to qualified borrowers.  The Firm has also committed an additional $1.2 billion to foreclosure prevention actions under the settlement, which will be fulfilled through credits given to the Firm under the framework established by the global settlement previously entered into with certain federal and state government agencies. The Firm expects to incur a charge of approximately $700 million (pretax) in the fourth quarter of 2012 related to the Independent Foreclosure Review settlement. The Firm will report its fourth quarter 2012 results on January 16, 2013.

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. JPMorgan Chase does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JPMorgan Chase & Co.
(Registrant)

By:	/s/ Anthony J. Horan
Anthony J. Horan
Corporate Secretary

Dated:	January 9, 2013

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